Exhibit 99.2

VCA Antech, Inc. Increases Financial Guidance for Fiscal Year 2004 and Provides Financial Guidance for the Third Quarter of 2004

     LOS ANGELES--(BUSINESS WIRE)--July 27, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, provides the following revised guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.
     In response to its strong performance for the second quarter of 2004, VCA Antech is increasing its financial guidance for the year ending December 31, 2004 as follows:

     --   projected revenue to a range of $648.0 million to $654.0 million;

     -- projected operating income to a range of $131.9 million to $132.7 million;

     --   projected net income to a range of $61.0 million to $61.5 million; and

     -- projected diluted earnings per common share to a range of $1.46 to $1.47, or $0.73 to $0.74 reflecting the 2-for-1 stock split announced today, which is payable on August 25, 2004.

     Financial guidance for the three months ending September 30, 2004 is as follows: projected revenue to a range of $173.0 million to $176.0 million and diluted earnings per common share to a range of $0.40 to $0.41, or $0.20 reflecting the 2-for-1 stock split.
     The foregoing includes an aggregate charge of approximately $1.3 million, which consists of the following: (1) integration costs related to the merger of National PetCare Centers, Inc. ("NPC") in the amount of $570,000 actually incurred during the second quarter of 2004 and an estimated $1.0 million expected to be incurred during the remainder of 2004; (2) debt retirement costs related to the refinance of the Company's senior credit facility in the amount of $810,000 incurred during the second quarter of 2004; and (3) a benefit of $1.1 million for the settlement of an insurance claim during the first quarter of 2004.
     Statements contained in this release that are not based on historical information are forward looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate NPC into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     CONTACT: VCA Antech, Inc.
              Tom Fuller (CFO), 310-571-6505